Exhibit 18.1

February 24, 2014

Board of Directors

Guidance Software, Inc.

1055 E. Colorado Blvd.

Pasadena, CA 91106

Ladies and Gentlemen:

Note 7 of Notes to the Consolidated Financial Statements of Guidance Software, Inc. (the “Company”) included in its Form 10-K for the year ended December 31, 2013 describes a change in the method of accounting regarding the date of the Company’s annual goodwill and indefinite-lived intangible asset impairment test from January 31 for its Professional Services and Subscription reporting units and April 30 for its Hardware Products reporting unit to the first day of the fourth quarter. There are no authoritative criteria for determining a “preferable” impairment testing date based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

Sincerely,

/s/Ernst & Young LLP
Los Angeles, CA